Filed pursuant to Rule 424(b)(3)

Registration No. 333-288806

PROSPECTUS SUPPLEMENT NO. 1

(to Prospectus dated August 4, 2025)

DarkPulse, Inc.

Up to 6,000,000,000 Shares of Common Stock to be Issued Under Equity Financing Agreement

This prospectus supplement supplements the prospectus dated August 4, 2025 (the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-288806). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our current report on Form 8-K, filed with the Securities and Exchange Commission on October 14, 2025 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relates to the offer and resale of up to 6,000,000,000 shares of our common stock, par value $0.0001 per share (the “Shares”), that may be purchased by GHS Investments LLC, a Nevada limited liability company (“GHS”), pursuant to the Third Amended Equity Financing Agreement dated August 14, 2024, as amended on July 21, 2025, between the Company and GHS (the “EFA”). GHS is also referred to herein as the “Selling Security Holder.”

The Shares that are being registered herein are in addition to the 3,500,000,000 shares of Common Stock the resales of which were registered in the Registration Statement on Form S-1, as amended, originally filed with the SEC on December 18, 2023 (File No. 333-276114) and declared effective on April 30, 2025, of which 3,226,621,448 shares of Common Stock had been issued as the date of the Prospectus.

The Selling Security Holder identified in this prospectus may offer the shares of Common Stock from time to time through public or private transactions at prevailing market prices or at privately negotiated prices. The Selling Security Holder can offer all, some or none of its shares of Common Stock, thus we have no way of determining the number of shares of Common Stock it will hold after this offering. See “Plan of Distribution.”

The Selling Security Holder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act with respect to the shares which may be sold pursuant to the EFA.

Our Common Stock is currently quoted on the OTC Markets under the symbol “DPLS.” On October 14, 2025, the last reported sale price of our Common Stock on the OTC Markets was $0.029.

Investing in our Common Stock involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 6 of this prospectus, and under similar headings in any amendments or supplements to this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is October 15, 2025.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): October 13, 2025

Commission File Number 000-18730

DARKPULSE, INC.

(Exact name of small business issuer as specified in its charter)

Delaware	87-0472109
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3 Columbus Circle, Floor 15, New York, NY 10019

(Address of principal executive offices)

800-436-1436

(Issuer’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Not applicable.

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On October 8, 2025, DarkPulse, Inc., a Delaware corporation (the “Company”), filed an amendment to its Certificate of Incorporation, as amended (the “Charter Amendment”), to implement a 1-for-200 reverse stock split, such that every 200 shares of Common Stock (the “Common Stock”) was combined into one issued and outstanding share of Common Stock, with no change in the $0.0001 par value per share (the “Reverse Stock Split”).

The Reverse Stock Split was effective at 4:01 p.m., Eastern Time, on October 13, 2025.

No fractional shares are outstanding following the Reverse Stock Split. Holders of fractional shares were entitled to receive, in lieu of any fractional share, the number of shares rounded up to the next whole number.

The foregoing description of the Charter Amendment is not complete and is subject to, and qualified in its entirety by, the complete text of the Charter Amendment, which is filed as Exhibit 3.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description of Exhibit
3.1	Certificate of Amendment to Certificate of Incorporation filed October 8, 2025
104	Cover Page Interactive Data File (formatted in Inline XBRL)

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

DarkPulse, Inc.

Date: October 14, 2025	By:	/s/ Dennis O’Leary
Dennis O’Leary, Chief Executive Officer

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Exhibit 3.1

Delaware The First State Page 1 2215728 8100 SR# 20254215060 You may verify this certificate online at corp.delaware.gov/authver.shtml Authentication: 204989217 Date: 10 - 09 - 25 I, CHARUNI PATIBANDA - SANCHEZ, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “DARKPULSE, INC.”, FILED IN THIS OFFICE ON THE EIGHTH DAY OF OCTOBER, A.D. 2025, AT 4:32 O`CLOCK P.M. AND I DO HEREBY FURTHER CERTIFY THAT THE EFFECTIVE DATE OF THE AFORESAID CERTIFICATE OF AMENDMENT IS THE THIRTEENTH DAY OF OCTOBER, A . D . 2025 AT 4 : 01 O'CLOCK P . M .

State of Delaware Secretary o f State Divi sio n of Corporations Delivered 04:32 PM 1 0 / 08 / 2025 FILED 04:32 PM 1 0 / 08 / 2025 SR 202542 15060 - F il eN umber 2215728 CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION OF DARKPULSE, INC. DarkPulse, Inc., a Delaware corporation (the "Corporation" ) does hereby certify that: FIRST: The name of the Corporation is DarkPulse, Inc. SECOND : This Certificate of Amendment (this "Certificate of Am e ndment") amends the provisions of the Corporation ' s Certificate oflncorporation, as amended, and any amendments thereto (the "Charter") , last amended by a certificate of amendment to the Certificate of Incorporation filed with the Secretary of State on July 28 , 2025 . THIRD: A new Article IV, Subsection (d) is added to the Charter to provide in its entirety as follows: (d) Reverse Stock Split . Upon the filing of this Amendment with the Secretary of State of the State of Delaware (the "Effective Time'') , each two hundred (200) of outstanding shares of Common Stock outstanding immediately prior to the Effective Time (the "Old Common Stock") shall be combined andconverted into one (1) share of Common Stock (the "New Common Stock'') based on a ratio of one (1) share of New Common Stock for each two hundred (200) shares of Old Common Stock (the "Reverse Split Ratio'') . This reverse stock split (the "Reverse Split'') of the outstanding shares of Common Stock shall not affect thetotal number of shares of capital stock, including the Common Stock, that the Company is authorized to issue, which shall remain as set forth under this Article IV . The Reverse Split shall occur without any further action onthe part of the Corporation or the holders of shares of New Common Stock and whether or not certificates representing such holders' shares prior to the Reverse Split are surrendered for cancellation . No fractional interest in a share o f New Common Stock shall be deliverable upon the Reverse Split, all of which shares of New Common Stock shall be rounded up to the nearest w hole number of such shares . No stockholders will receive cash in lieu of fractional shares . All references to "Common Stock" in these Articles shall be to the "New Common Stock . " FOURTH: This amendment was duly adopted in accordance with the provisions of Sections 212 and 242 of the General Corporation Law of the State of Delaware. FIFTH: This Certificate of Amendment shall become effective as of O cto ber 13 , 2025 at 4:0 l p.m. Eastern T ime . * * * *

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its officer thereunto duly authorized this day of October 8, 2025. DARKPULSE, INC. By: D ೦ O'Le.,,,, - y Name:Dennis O'Leary Title: Chief Executive Officer 2

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CERTIFICATE OF AMENDMENT OF

CERTIFICATE OF INCORPORATION OF

DARKPULSE, INC.

DarkPulse, Inc., a Delaware corporation (the “Corporation”) does hereby certify that:

FIRST: The name of the Corporation is DarkPulse, Inc.

SECOND: This Certificate of Amendment (this “Certificate of Amendment”) amends the provisions of the Corporation’s Certificate of Incorporation, as amended, and any amendments thereto (the “Charter”), last amended by a certificate of amendment to the Certificate of Incorporation filed with the Secretary of State on July 28, 2025.

THIRD: A new Article IV, Subsection (d) is added to the Charter to provide in its entirety as follows:

(d) Reverse Stock Split. Upon the filing of this Amendment with the Secretary of State of the State of Delaware (the “Effective Time’’), each two hundred (200) of outstanding shares of Common Stock outstanding immediately prior to the Effective Time (the “Old Common Stock”) shall be combined and converted into one (1) share of Common Stock (the “New Common Stock’’) based on a ratio of one (1) share of New Common Stock for each two hundred (200) shares of Old Common Stock (the “Reverse Split Ratio’’). This reverse stock split (the “Reverse Split’’) of the outstanding shares of Common Stock shall not affect the total number of shares of capital stock, including the Common Stock, that the Company is authorized to issue, which shall remain as set forth under this Article IV.

The Reverse Split shall occur without any further action on the part of the Corporation or the holders of shares of New Common Stock and whether or not certificates representing such holders’ shares prior to the Reverse Split are surrendered for cancellation. No fractional interest in a share of New Common Stock shall be deliverable upon the Reverse Split, all of which shares of New Common Stock shall be rounded up to the nearest whole number of such shares. No stockholders will receive cash in lieu of fractional shares. All references to “Common Stock” in these Articles shall be to the “New Common Stock.”

FOURTH: This amendment was duly adopted in accordance with the provisions of Sections 212 and 242 of the General Corporation Law of the State of Delaware.

FIFTH: This Certificate of Amendment shall become effective as of October 13, 2025 at 4:01 p.m. Eastern Time.

* * * *

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its officer thereunto duly authorized this day of October 8, 2025.

DARKPULSE, INC.

By:	/s/ Dennis O’ Leary
Name	Dennis O’Leary
Title:	Chief Executive Officer

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